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Exhibit 23.2


Independent Auditors Consent


The Board of Directors and Stockholders
Bank Rhode Island


We consent to incorporation by reference in Registration Statement on Form S-4 of Bank Rhode Island of our report dated January 19, 2000, relating to the consolidated balance sheets of Bank Rhode Island and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the Annual Report.

/s/KPMG LLP



Boston, Massachusetts
March 30, 2000